Exhibit 23.1

Consent of Independent Accountants

The Board of Directors
FuelCell Energy, Inc:

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-20807; No. 33-77008; No. 33-68866; No. 333-63833, and No. 333-110177) and on Form S-3 (No 333-109690 and No. 333-109634)  of FuelCell Energy, Inc. of our report dated December 12, 2003, relating to the consolidated balance sheets of FuelCell Energy, Inc. as of October 31, 2003 and 2002 and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the years in the three-year period ended October 31, 2003, which report appears in the October 31, 2003 annual report on Form 10-K of FuelCell Energy, Inc.

/s/ KPMG LLP
KPMG LLP

Hartford, CT
January 28, 2004